                                                                     Exhibit 2.1




                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       INTEGRATED SILICON SOLUTION, INC.,
                             NEXCOM TECHNOLOGY, INC.
                           AND CERTAIN SHAREHOLDERS OF
                             NEXCOM TECHNOLOGY, INC.

                                NOVEMBER 5, 1997


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                                TABLE OF CONTENTS


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1.  Certain Definitions...............................................................................1

2.  The Merger........................................................................................3

    2.1       Merger; Effective Time of the Merger....................................................3
    2.2       Closing.................................................................................3
    2.3       Effect of the Merger....................................................................3
    2.4       Tax-Free Reorganization.................................................................3

3.  Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of
    Certificates; Additional Payments.................................................................4

    3.1       Exchange of Stock; Rights to Additional Payments........................................4
    3.2       Dissenters' Rights......................................................................4
    3.3       Fractional Shares.......................................................................4
    3.4       Exchange of Certificates................................................................5
    3.5       Taking of Necessary Action; Further Action..............................................6
    3.6       Additional Payments.....................................................................6
    3.7       Escrow Agreement........................................................................8

4.  Securities Act Compliance.........................................................................8

    4.1       Securities Act Exemption................................................................8
    4.2       Stock Restrictions......................................................................8
    4.3       Continuity of Interest Certificates.....................................................8

5.  Representations and Warranties of Nexcom..........................................................9

    5.1       Organization, Qualification, and Corporate Power........................................9
    5.2       Authorization...........................................................................9
    5.3       Capitalization..........................................................................9
    5.4       Noncontravention.......................................................................10
    5.5       Fees...................................................................................10
    5.6       Financial Statements...................................................................10
    5.7       Subsidiaries...........................................................................11
    5.8       Title to Assets........................................................................11
    5.9       Events Subsequent to Most Recent Fiscal Period End.....................................11
    5.10      Undisclosed Liabilities................................................................13
    5.11      Legal Compliance.......................................................................13
    5.12      Tax Matters............................................................................14
    5.13      Properties.............................................................................15
    5.14      Intellectual Property..................................................................15
    5.15      Tangible Assets........................................................................17
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                                TABLE OF CONTENTS
                                   (CONTINUED)


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    5.16      Inventory..............................................................................17
    5.17      Contracts..............................................................................17
    5.18      Notes and Accounts Receivable..........................................................18
    5.19      Power of Attorney......................................................................19
    5.20      Insurance..............................................................................19
    5.21      Litigation.............................................................................19
    5.22      Product Warranty.......................................................................19
    5.23      Product Liability......................................................................19
    5.24      Employees..............................................................................19
    5.25      Employee Benefits......................................................................20
    5.26      Guaranties.............................................................................21
    5.27      Environment, Health, and Safety........................................................22
    5.28      Certain Business Relationships With Nexcom.............................................23
    5.29      No Adverse Developments................................................................23
    5.30      Full Disclosure........................................................................23

6.  Representations and Warranties of ISSI...........................................................24

    6.1       Organization, Qualification, and Corporate Power.......................................24
    6.2       Authorization..........................................................................24
    6.3       Capitalization.........................................................................24
    6.4       Noncontravention.......................................................................25
    6.5       SEC Filings............................................................................25
    6.6       Brokers' Fees..........................................................................25

7.  Pre-Closing Covenants............................................................................25

    7.1       General................................................................................26
    7.2       Notices and Consents...................................................................26
    7.3       Operation of Business..................................................................26
    7.4       Preservation of Business...............................................................26
    7.5       Access to Information..................................................................26
    7.6       Notice of Developments.................................................................26
    7.7       Preparation of the Information Statement...............................................27
    7.8       Solicitation of Written Consents.......................................................27
    7.9       Exclusivity............................................................................27

8.  Post-Closing Covenants...........................................................................27

    8.1       General................................................................................27
    8.2       Litigation Support.....................................................................27
    8.3       Transition.............................................................................28
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                                TABLE OF CONTENTS
                                   (CONTINUED)


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    8.4       Confidentiality........................................................................28
    8.5       Nexcom Employees.......................................................................28
    8.6       Restrictions on Sales of ISSI Common Stock.............................................28

9.  Conditions to Obligations to Close...............................................................29

    9.1       Conditions to ISSI's Obligation to Close...............................................29
    9.2       Conditions to Nexcom's Obligation......................................................31

10. Survival of Representations, Warranties and Covenants; Escrow....................................32

    10.1      Survival of Representations and Warranties.............................................32
    10.2      Escrow Arrangements....................................................................32
    10.3      Exclusivity of Remedy..................................................................38

11. Termination......................................................................................38

    11.1      Termination of the Agreement...........................................................38
    11.2      Effect of Termination..................................................................38

12. Miscellaneous....................................................................................38

    12.1      Press Releases and Public Announcements................................................38
    12.2      No Third-Party Beneficiaries...........................................................39
    12.3      Entire Agreement.......................................................................39
    12.4      Succession and Assignment..............................................................39
    12.5      Counterparts...........................................................................39
    12.6      Headings...............................................................................39
    12.7      Notices................................................................................39
    12.8      Governing Law..........................................................................40
    12.9      Forum Selection; Consent to Jurisdiction...............................................40
    12.10     Amendments and Waivers.................................................................40
    12.11     Severability...........................................................................41
    12.12     Expenses...............................................................................41
    12.13     Construction...........................................................................41
    12.14     Incorporation of Exhibits and Schedules................................................41
    12.15     Attorneys' Fees........................................................................41
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                                TABLE OF CONTENTS
                                   (CONTINUED)


EXHIBITS

Exhibit A         Agreement and Plan of Merger
Exhibit B         Escrow Agreement
Exhibit C         Nexcom Disclosure Schedule
Exhibit D         ISSI Disclosure Schedule
Exhibit E         Non Competition Agreement
Exhibit F         Opinion of Counsel for Nexcom
Exhibit G         List of Nexcom Employees
Exhibit H         Opinion of Counsel for ISSI
Exhibit I         Employee Bonus Plan
Exhibit J         Registration Rights Agreement


SCHEDULES

3.6               List of Operating Expenses

                      AGREEMENT AND PLAN OF REORGANIZATION


      This Agreement and Plan of Reorganization (the "AGREEMENT") is entered into as of November 5, 1997, by and among Integrated Silicon Solution, Inc., a Delaware corporation ("ISSI"), Nexcom Technology, Inc., a California corporation ("NEXCOM") and Nagesh Challa and Michael Gannage (collectively, the "MAJORITY SHAREHOLDERS"). ISSI, Nexcom and the Majority Shareholders are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

      A. Pursuant to the Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "MERGER AGREEMENT") providing for the merger of Nexcom with and into ISSI pursuant to the California General Corporation Law and the Delaware General Corporation Law, the shares of Common Stock of Nexcom, no par value, issued and outstanding immediately prior to the effective time of the Merger will be converted into (i) an aggregate of 772,710 shares of Common Stock of ISSI, (ii) cash in the aggregate amount of $500,000 and (iii) the contingent right to receive cash pursuant to Section 3.6 hereof.

      B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the merger of Nexcom with and into ISSI.

      C. The respective Boards of Directors of ISSI and Nexcom have approved and adopted this Agreement, and the Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:


                                    AGREEMENT

      1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

            "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

            "BUSINESS CONDITION" means the current business, financial condition, results of operations and assets of such corporate entity.

            "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

            "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

            "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "GROSS NEGLIGENCE" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

            "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in- part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), and (e) all computer software (including data and related documentation).

            "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Business Condition of the corporate entity and its subsidiaries, taken as a whole, other than as a result of (i) general economic or industry conditions, or
(ii) performance by such corporate entity of its obligations under this Agreement.

            "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

            "NEXCOM SHAREHOLDERS" shall mean the shareholders of record of Nexcom immediately prior to the Effective Time of the Merger (other than the holders of Dissenting Shares).

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).


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            "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      2.    The Merger.

            2.1 Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement, Nexcom will be merged with and into ISSI (the "MERGER") in accordance with the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law ("DCGL"). In accordance with the provisions of this Agreement, the Merger Agreement shall be filed with the California Secretary of State in accordance with the CGCL and with the Delaware Secretary of State in accordance with the DCGL on the Closing Date (as defined in Section 2.2) and each issued and outstanding share of Common Stock, no par value, of Nexcom ("NEXCOM COMMON STOCK"), shall be converted into shares of Common Stock, $.0001 par value, of ISSI ("ISSI COMMON STOCK") in the manner contemplated by Section 3. The Merger shall become effective at the time of the filing of the Merger Agreement with the California Secretary of State and the Delaware Secretary of State (the date of such filing being hereinafter referred to as the "EFFECTIVE DATE OF THE MERGER" and the time of such filing being hereinafter referred to as the "EFFECTIVE TIME OF THE MERGER").

            2.2 Closing. The closing of the Merger (the "CLOSING") will take place as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 9 (the "CLOSING DATE"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050.

            2.3 Effect of the Merger. At the Effective Time of the Merger, (i) the separate existence of Nexcom shall cease and Nexcom shall be merged with and into ISSI (ISSI and Nexcom are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and ISSI after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Certificate of Incorporation of ISSI shall be the Certificate of Incorporation of the Surviving Corporation, (iii) the Bylaws of ISSI shall be the Bylaws of the Surviving Corporation, (iv) the directors of ISSI shall be the directors of the Surviving Corporation and (v) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

            2.4 Tax-Free Reorganization. The Merger is intended to qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").


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      3.    Effect of Merger on the Capital Stock of the Constituent
Corporations; Exchange of Certificates; Additional Payments.

            3.1 Exchange of Stock; Rights to Additional Payments. As of the Effective Time of the Merger, each share of Nexcom Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (other than shares, if any, held by persons exercising dissenters' rights in accordance with Chapter 13 of the California General Corporation Law ("DISSENTING SHARES") as provided for in Section 3.2 below), shall, by virtue of the Merger and without any action on the part of Nexcom shareholders, be converted into (i)
0.07752 of a share of ISSI Common Stock (the "EXCHANGE RATIO"), plus (ii) cash in the amount of $0.05 (less any reduction effected in accordance with Section
12.12 hereof) plus (iii) the right to receive Additional Payments as provided in
Section 3.6 hereof (the consideration to be paid pursuant to (i), (ii) and (iii) above is hereinafter referred to as the "MERGER CONSIDERATION").

            3.2 Dissenters' Rights. If holders of Nexcom Common Stock are entitled to dissenters' rights at the Effective Time of the Merger under Section 1300 et seq. of the California General Corporation Law, the shares as to which dissenters' rights are available ("DISSENTING SHARES") shall not be converted into the Merger Consideration on or after the Effective Time of the Merger, but shall instead be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California General Corporation Law. Each holder of Dissenting Shares (a "DISSENTING SHAREHOLDER") who, pursuant to the provisions of Section 1300 et seq. of the California General Corporation Law, becomes entitled to payment of the value of shares of Nexcom Common Stock held by such Dissenting Shareholder shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time of the Merger, to deliver the Merger Consideration to any Dissenting Shareholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Shareholder, the Surviving Corporation shall issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of Nexcom Common Stock, the Merger Consideration to which such Dissenting Shareholder is then entitled under this Section 3.2 and Section 1300 et seq. of the California General Corporation Law. To the extent that ISSI or Nexcom makes any payment or payments in respect of any Dissenting Shares, ISSI shall be entitled to recover under the terms of
Section 10 hereof (by surrender of shares of ISSI Common Stock) (i) the aggregate amount by which such payment or payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares plus (ii) the aggregate fees and expenses (including reasonable attorneys' fees and expenses) incurred by ISSI or the Surviving Corporation in connection with calculating, settling or litigating the amount of, or making, any such payment.

            3.3 Fractional Shares. No fractional shares of ISSI Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of Nexcom Common Stock who would otherwise be entitled to receive a fraction of a share of ISSI Common Stock shall receive from ISSI an amount of cash (rounded to the nearest whole cent) equal to the product of the fraction of a share of ISSI Common Stock to which such holder would otherwise be entitled, multiplied by $10.375.

For the purpose of determining fractional shares, all shares of ISSI Common Stock to be issued to any Nexcom shareholder shall be aggregated.

            3.4   Exchange of Certificates.

                  (a) Exchange Agent. Prior to the Closing Date, ISSI shall appoint itself or ChaseMellon Shareholder Services, L.L.C. to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                  (b) ISSI to Provide ISSI Common Stock. Promptly after the Effective Date of the Merger, ISSI shall make available for exchange in accordance with this Section 3, through such reasonable procedures as ISSI may adopt, the shares of ISSI Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Nexcom Common Stock.

                  (c) Exchange Procedures. Within ten (10) days after the Effective Date of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of Nexcom Common Stock (the "CERTIFICATES") whose shares are being converted into the Merger Consideration pursuant to Section 3.1 hereof (less any shares held in escrow pursuant to Section 3.7 hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as ISSI may reasonably specify, including appropriate investment representations to be made by each such shareholder) (the "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (less any shares held in escrow pursuant to Section 3.7 hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ISSI, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of ISSI Common Stock (less any shares held in escrow pursuant to Section 3.7 hereof) and other Merger Consideration to which the holder of Nexcom Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Nexcom Common Stock. From and after the Effective Date of the Merger, until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of ISSI Common Stock and other Merger Consideration into which the shares of Nexcom Common Stock represented by such Certificate have been converted. Notwithstanding the foregoing procedures, ISSI shall use its reasonable efforts to provide the form of Letter of Transmittal to Nexcom as soon as practical after the date hereof, and Nexcom shall provide such Letter of Transmittal to each Nexcom Shareholder. The parties agree that in the event ISSI makes such Letter of Transmittal available to Nexcom, any Exchange Agent shall not be obligated to mail such Letter of Transmittal to the Nexcom Shareholders. ISSI agrees that to the extent a Nexcom Shareholder provides a fully executed and completed Letter of Transmittal together with the related Certificates held by such shareholder to ISSI at least two (2) business days prior to the Closing, then ISSI will provide to such Nexcom Shareholder at the Closing a certificate representing the shares of ISSI Common Stock to which such shareholder is entitled pursuant to the terms hereof.

                  (d) No Further Ownership Rights in Capital Stock of Nexcom. The Merger Consideration delivered upon the surrender for exchange of shares of Nexcom Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Nexcom Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Nexcom Common Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4, provided that the presenting holder is listed on Nexcom's shareholder list as a holder of Nexcom Common Stock.

            3.5 Taking of Necessary Action; Further Action. ISSI, Nexcom and the Majority Shareholders shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Nexcom, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

            3.6   Additional Payments.

                  (a) Computation of Additional Payments. Subject to Section 3.6(b) below, ISSI shall pay to the Nexcom Shareholders additional cash payments (each, an "ADDITIONAL PAYMENT") calculated in accordance with this Section 3.6. The Additional Payments shall equal fifty percent (50%) of the Near Term Net Licensing Revenues (as defined in this Section 3.6) accrued prior to October 1, 1998 (and shall not include any amounts otherwise payable pursuant to the Bonus Program contemplated by Section 9.2(h) hereof). For purposes of this Section 3.6, "NEAR TERM NET LICENSING REVENUE" means (i) gross licensing and design service revenue, including royalties and fees for design services, related to agreements with OKI Electric Industry Co. Ltd., Asahi Kasei Microsystems Co. Ltd., Hyundai Electronics Industry Co./Hyundai Electronics America, Nippon Steel Corporation/NPNX Semiconductor, Advanced Micro Devices and Motorola, so long as such agreements are signed by ISSI within 180 days of Closing and the agreements between Nexcom and OKI Electric Industry Co. Ltd. and Nexcom and Novatec existing on the date of Closing and listed on the Nexcom Disclosure Schedule,
(ii) less the operating expenses related to such licensing revenue (iii) less an amount equal to the severance payments, COBRA payments and all other payments to Anthony Nassar and Marty Zimmerman in connection with the termination of their employment, including amounts payable pursuant to the Employment Agreement between Nexcom and Anthony Nassar dated July 21, 1997 and the Employment Agreement between Nexcom and Marty Zimmerman dated July 21, 1997 (the "TERMINATION PAYMENTS"). Operating expenses means the operating expenses identified and agreed to by ISSI and Nagesh Challa which will be attached hereto as Schedule 3.6 or if no such agreement is reached, as determined by ISSI's independent accounting firm based on customary industry practice. The calculation of the licensing revenue and the calculation and determination of the operating expenses shall be made in accordance with Generally Accepted Accounting Principles ("GAAP") as used by ISSI consistently for the two fiscal years prior to Closing except that a standard cost accounting system shall be used to account for manufacturing costs instead of the actual cost system ISSI has previously used but standard wafer cost will be based on the actual foundry price, negotiated in good faith, for any wafer costs associated with Near Term Net Licensing Revenues.

      The Additional Payments shall be determined by ISSI, and shall be set forth in a statement (the "Additional Payment Statement"). A copy of each such Additional Payments Statement shall be delivered to the Nexcom Shareholders no later than 45 days after September 30, 1998. ISSI shall, upon request of fifty percent (50%) of the Nexcom Shareholders (measured by voting power as of the Closing), provide the cost accounting and sales information used to calculate the Additional Payments. Upon request of fifty percent (50%) of the Nexcom Shareholders (measured by voting power as of the Closing) ISSI's independent accounting firm shall audit the Additional Payments calculation. The costs of such review shall be paid by ISSI if the Additional Payments calculation determined by the independent accounting firm is at least $10,000 greater than the Additional Payments calculated by ISSI, otherwise, the cost of the independent accounting firm's audit of the Additional Payments calculations shall be deducted from the Additional Payments amount paid to the Nexcom Shareholders.

                  (b) Deduction from Additional Payments. In the event that the aggregate amount of all Additional Payments is less than the amount of the Termination Payments then ISSI shall be entitled to make a claim against the Escrow Fund for the amount equal to the difference between the amount of the Termination Payments and such aggregate Additional Payments. Any such claim against the Escrow Fund may be made at the sole discretion of ISSI and shall not be subject to the procedures set forth in Section 10.2(d), Section 10.2(e) or the $100,000 limitation set forth in Section 10.2(a) of this Agreement.

                  (c) Maximum Amount of Additional Payments. Notwithstanding anything to the contrary in this Section 3.6, in no event shall the aggregate amount of Additional Payments exceed $5,000,000.

                  (d) Nature of Additional Payments. All such amounts constituting the Additional Payments shall be deposited with the Escrow Account and shall be paid to the Nexcom Shareholders as provided in the Escrow Agreement.

                  (e) Mechanics of Payment. Each Additional Payment shall be made to the Nexcom Shareholders as follows: each such holder of Nexcom Common Stock shall receive in respect of such Nexcom Common Stock an amount in cash equal to the aggregate Additional Payment multiplied by a fraction, the numerator of which is the number of shares of Nexcom Common Stock held by such holder immediately prior to the Effective Time of the Merger, and the denominator of which is the total number of shares of Nexcom Common Stock outstanding immediately prior to the Effective Time of the Merger.

                  (f) Conduct of ISSI's Business. Nothing in this Agreement shall affect ISSI's ability to operate its business and the business of the Surviving Corporation in a manner that ISSI deems advisable. Without limiting the foregoing, nothing in this Agreement shall obligate ISSI to operate its business or the businesses of the Surviving Corporation in such a manner as to generate or maximize the amount of Additional Payments. Each Nexcom shareholder acknowledges that the amount of Additional Payments is contingent upon the occurrence of future events as set forth in Section 3.6(a) hereof and that ISSI makes no guarantee or representation as to the amount, if any, of any Additional Payments; provided that ISSI represents that it will negotiate Near Term License contracts in good faith.

            3.7 Escrow Agreement. The parties hereto agree that ten percent (10%) of the shares of ISSI Common Stock to be issued to the shareholders of Nexcom in the Merger (the "ESCROW AMOUNT") shall be held in escrow pursuant to the terms of an escrow agreement in substantially the form attached hereto as Exhibit B (the "ESCROW AGREEMENT"). Notwithstanding anything to the contrary in this Agreement, no shareholder of Nexcom shall receive certificates for any shares of ISSI Common Stock held in escrow unless and until permitted under the terms of the Escrow Agreement.

      4.    Securities Act Compliance.

            4.1 Securities Act Exemption. The issuance of the ISSI Common Stock in the Merger shall not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in reliance upon Section 4(2) and/or Rule 506 under Regulation D of the Securities Act.

            4.2 Stock Restrictions. The certificates representing the shares of ISSI Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with ISSI's transfer agent), stating substantially as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) IN COMPLIANCE WITH RULE 144 OR (III) PURSUANT TO AN OPINION OF COUNSEL FOR ISSI THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

            4.3 Continuity of Interest Certificates. A sufficient number of the Nexcom shareholders as is necessary to permit the rendering of the opinions set forth in Section 9.1(i) and Section 9.2(f) (other than any shareholders who are eligible to become Dissenting Shareholders as described in Section 3.2 of this Agreement and who elect not to enter into such an agreement as described herein) shall duly execute and deliver to ISSI on or before the Closing Date, a continuity of interest certificate in form and substance reasonably satisfactory to ISSI (the "CONTINUITY OF INTEREST CERTIFICATE"), setting forth representations in connection with the continuity of interest requirement under the Code.

      5. Representations and Warranties of Nexcom. Nexcom hereby represents and warrants to ISSI that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the disclosure schedule delivered by Nexcom to ISSI on the date hereof (and initialed by ISSI), a copy of which is attached hereto as Exhibit C (referred to herein as the "NEXCOM DISCLOSURE SCHEDULE"). The Nexcom Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

            5.1 Organization, Qualification, and Corporate Power. Nexcom is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Nexcom is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. There is no state, other than California, in which Nexcom owns any property or in which it has any employees, offices or operations. Nexcom has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5 of the Nexcom Disclosure Schedule lists the directors and officers of Nexcom. The operations now being conducted by Nexcom have not been conducted under any other name during the past five (5) years.

            5.2 Authorization. Nexcom has full power and authority to execute and deliver this Agreement and the Merger Agreement, and, subject to receipt of the requisite approval of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of Nexcom are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement. This Agreement and the Merger Agreement and the transactions contemplated thereby have been approved by the unanimous vote of Nexcom's Board of Directors. This Agreement and the Merger Agreement constitute the valid and legally binding obligations of Nexcom, enforceable against Nexcom in accordance with their respective terms and conditions. Nexcom need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            5.3   Capitalization.

                  (a) Capital Stock. As of the date of this Agreement, the entire authorized capital stock of Nexcom consists of 10,000,000 shares of Common Stock, 7,582,505 of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective shareholders as set forth in Section 5.3(a) of the Nexcom Disclosure Schedule. All of the outstanding shares of capital stock have been offered, issued and sold by Nexcom in compliance with applicable Federal and state securities laws. As of the Closing Date, the entire authorized capital stock of

Nexcom shall consist of 10,000,000 shares of Common Stock, 9,967,880 of which shall be issued and outstanding. As of the Closing Date, all of the then issued and outstanding shares of capital stock shall have been duly authorized, shall be validly issued, fully paid, and non-assessable, and shall be held of record by the respective shareholders as set forth in Section 5.3(a) of the Nexcom Disclosure Schedule. As of the Closing Date, all of the then outstanding shares of capital stock shall have been offered, issued and sold by Nexcom in compliance with applicable Federal and state securities laws.

                  (b) No Other Rights or Agreements. As of the date of this Agreement, Section 5.3(b) of the Nexcom Disclosure Schedule lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require Nexcom to issue, sell or otherwise cause to become outstanding any of its capital stock (the "STOCK RIGHTS"), and the number of shares of Nexcom Common Stock subject to such Stock Rights. Except as set forth in Section 5.3(b) of the Nexcom Disclosure Schedule, there are no other out standing or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Nexcom. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Nexcom. All of the Nexcom Stock Rights will be fully exercised or canceled prior to the Closing Date. As of the Closing Date, there will be (i) no outstanding or authorized Stock Rights, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Nexcom and (iii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Nexcom.

            5.4 Noncontravention. Neither the execution and the delivery of this Agreement by Nexcom nor the consummation by Nexcom of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Nexcom is subject or any provision of its Articles of Incorporation or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which Nexcom is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

            5.5 Fees. Nexcom has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney with respect to the transactions contemplated by this Agreement.

            5.6 Financial Statements. Section 5.6 of the Nexcom Disclosure Schedule contains the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 1995 and December 31, 1996 (the "MOST RECENT FISCAL YEAR END") for Nexcom; and (ii) an unaudited balance sheet and statements of income and cash flows (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the nine month period ended September 30, 1997 (the "MOST RECENT FISCAL PERIOD END") for Nexcom. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Nexcom as of such dates and the results of operations of Nexcom for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments. The books of account of Nexcom reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Nexcom required to be reflected therein.

            5.7 Subsidiaries. Nexcom has no subsidiaries and has not been a subsidiary of another company.

            5.8 Title to Assets. Except as set forth in Section 5.8 of the Nexcom Disclosure Schedule, Nexcom has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Intellectual Property) used by it, located on its premises, or shown on the balance sheet contained within the Most Recent Financial Statements (the "MOST RECENT BALANCE SHEET") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. No Person other than Nexcom will own at the time of the Closing any assets or properties currently utilized in or necessary to the operations or business of Nexcom or situated on any of the premises of Nexcom. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of Nexcom (or any interest therein) except for this Agreement.

            5.9 Events Subsequent to Most Recent Fiscal Period End. Since the Most Recent Fiscal Period End, there has not been any material adverse change in the Business Condition of Nexcom. Without limiting the generality of the foregoing, since that date:

                  (a) Nexcom has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

                  (b) except for those agreements, contracts, leases and commitments identified in Section 5.17 of the Nexcom Disclosure Schedule, Nexcom has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "NEXCOM AGREEMENT") or extended or modified the terms of any Nexcom Agreement which (i) involves the payment of greater than $25,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Nexcom other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, (iv) involves any OEM relationship, or (v) involves any license of Nexcom's technology;

                  (c) no party (including Nexcom) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Nexcom is a party or by which it is bound and Nexcom has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

                  (d) none of the assets of Nexcom, tangible or intangible, has become subject to any Security Interest;

                  (e) Nexcom has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $25,000 in the aggregate of all such capital expenditures;

                  (f) Nexcom has not made any capital investment in, or any loan to, any other Person;

                  (g) Nexcom has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

                  (h) Nexcom has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (i) there has been no change made or authorized in the Articles of Incorporation or bylaws of Nexcom;

                  (j) Nexcom has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (k) Nexcom has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

                  (l) Nexcom has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

                  (m) Nexcom has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to Nexcom than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

                  (n) Nexcom has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (o) Nexcom has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

                  (p) Nexcom has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (q) Nexcom has not made any other change in employment terms for any of its directors or officers, and Nexcom has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

                  (r) Nexcom has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

                  (s) Nexcom has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

                  (t) Nexcom has not received notice or had knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                  (u) Nexcom has not changed any of the accounting principles followed by it or the method of applying such principles;

                  (v) Nexcom has not made a change in any of its banking or safe deposit arrangements;

                  (w) Nexcom has not entered into any transaction other than in the Ordinary Course of Business; and

                  (x)   Nexcom is not obligated to do any of the foregoing.

            5.10 Undisclosed Liabilities. To Nexcom's knowledge, Nexcom has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of Nexcom, except for (i) liabilities set forth on the Most Recent Balance Sheet and (ii) liabilities which have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business.

            5.11 Legal Compliance. Nexcom has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against, or received by, any governmental body alleging any failure to so comply. Nexcom has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of Nexcom as they are presently conducted.

            5.12  Tax Matters.

                  (a) For purposes of this Agreement, "TAXES" means all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of Nexcom, together with any interest, additions or penalties, defi ciencies or assessments with respect thereto and any interest in respect of such additions or penalties.

                  (b) Nexcom has filed all reports and returns with respect to any Taxes ("TAX RETURNS") that it was required to file. All such Tax Returns were correct and complete in all respects, and no such Tax Returns are currently the subject of audit. All Taxes owed by Nexcom (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements. Nexcom has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. Nexcom is not currently the beneficiary of any extension of time within which to file any Tax Return, and Nexcom has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (c) There is no dispute or claim concerning any Tax liability of Nexcom either (A) claimed or raised by any authority in writing or
(B) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of Nexcom, except for inchoate liens for taxes not yet due and payable.

                  (d) Nexcom has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE") concerning collapsible corporations. Nexcom has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. Nexcom has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Nexcom is not a party to any tax allocation or sharing agreement. Nexcom (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "AFFILIATED GROUP") filing a consolidated federal Income Tax Return (other than a group the common parent of which was Nexcom) and (B) has no any liability for the taxes of any Person (other than any of Nexcom) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (e) The unpaid Taxes of Nexcom (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Nexcom in filing its Tax Returns.

            5.13  Properties.

                  (a) Nexcom does not currently own and has never previously owned any real property.

                  (b) Section 5.13 of the Nexcom Disclosure Schedule lists and describes briefly all real property leased or subleased to Nexcom. Nexcom has delivered to ISSI correct and complete copies of the leases and subleases listed in Section 5.13 of the Nexcom Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 5.13 of the Nexcom Disclosure Schedule:

                        (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all respects against Nexcom and, to Nexcom's knowledge, the other parties thereto;

                        (ii) neither Nexcom nor, to Nexcom's knowledge, any other party thereto is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (iii) neither Nexcom nor, to Nexcom's knowledge, any other party thereto has repudiated any provision thereof;

                        (iv) to Nexcom's knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease: and

                        (v) Nexcom has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

                     5.14      Intellectual Property.

                  (a) To Nexcom's knowledge, after reasonable investigation, Nexcom has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties, and has not received since its inception any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Nexcom must license or refrain from using any Intellectual Property rights of any third party). To Nexcom's knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Nexcom.

                  (b) Section 5.14(b) of the Nexcom Disclosure Schedule identifies each patent or registration which has been issued to Nexcom or any Affiliate of Nexcom and identifies each pending patent application or application for registration which Nexcom or any Affiliate of Nexcom has made. Nexcom has delivered to ISSI correct and complete copies of all such patents, registrations and applications. Section 5.14(b) of the Nexcom Disclosure Schedule also identifies (i) each trade name or unregistered trademark of Nexcom or any Affiliate of Nexcom and (ii) each unregistered copyright owned by Nexcom or any Affiliate of Nexcom. With respect to each item of Intellectual Property required to be identified in Section 5.14(b) of the Nexcom Disclosure Schedule, to Nexcom's knowledge, after reasonable investigation:

                        (i) Nexcom possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                        (ii) the item is legal and valid and in full force and effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened in writing which challenges the legality, validity, enforceability, use or ownership of the item; and

                        (iv)  other than pursuant to the contracts listed in
Section 5.17 of the Nexcom Disclosure Schedule, Nexcom has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (c) Section 5.14(c) of the Nexcom Disclosure Schedule identifies each item of Intellectual Property material to the operation of Nexcom's business that any third party owns and that Nexcom uses pursuant to license, sublicense, agreement, or permission. Nexcom has delivered to ISSI correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 5.14(c) of the Nexcom Disclosure
Schedule:

                        (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects against Nexcom and, to Nexcom's knowledge, the other parties thereto;

                        (ii) neither Nexcom nor, to Nexcom's knowledge, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                        (iii) neither Nexcom nor, to Nexcom's knowledge, any other party thereto, has repudiated any provision thereof; and

                        (iv) Nexcom has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission covering the item.

            5.15 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Nexcom owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

            5.16 Inventory. All of the inventory of Nexcom, which consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, is usable, merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Nexcom.

            5.17 Contracts. Section 5.17 of the Nexcom Disclosure Schedule lists the following contracts, agreements, commitments and other arrangements to which Nexcom is a party or by which Nexcom or any of its assets is bound:

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $10,000;

                  (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

                  (c) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $25,000;

                  (d)   any agreement concerning a partnership or joint venture;

                  (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $25,000 or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

                  (f) any agreement concerning noncompetition or restraint of trade;

                  (g) any agreement with any Nexcom shareholder or any of such shareholder's Affiliates (other than Nexcom) or with any Affiliate of Nexcom;

                  (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

                  (i)   any collective bargaining agreement;

                  (j) any agreement for the employment (other than employment agreements that are terminable at will by Nexcom) of any individual on a full-time, part-time, consulting, or other basis;

                  (k) any executory agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                  (l) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

                  (m) any executory agreement with any original equipment manufacturer entered into or performed by Nexcom;

                  (n) any executory agreement pursuant to which Nexcom is obligated to provide maintenance, support or training for its products;

                  (o) any agreement pursuant to which any of Nexcom's products are manufactured which involves aggregate annual payments of more than $25,000; and

                  (p) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 or which is expected to continue for more than one (1) year from the date hereof.

Nexcom has delivered to ISSI a correct and complete copy of each written agreement listed in Section 5.17 of the Nexcom Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.17 of the Nexcom Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Nexcom nor, to Nexcom's knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no party has repudiated any provision of the agreement; and (D) Nexcom does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to any of Nexcom.

            5.18 Notes and Accounts Receivable. All notes and accounts receivable of Nexcom, all of which are reflected properly on the books and records of Nexcom, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to Nexcom's knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Nexcom.

            5.19 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Nexcom.

            5.20 Insurance. Nexcom has delivered to ISSI copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Nexcom is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received);
(B) neither Nexcom nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. Section 5.20 of the Nexcom Disclosure Schedule describes any self-insurance arrangements presently maintained by Nexcom.

            5.21 Litigation. Section 5.21 of the Nexcom Disclosure Schedule sets forth each instance in which Nexcom (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
(ii) is or has been since its inception a party, or, to the knowledge of Nexcom, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the knowledge of Nexcom, there are no facts or circumstances which would form the basis of any claim against Nexcom.

            5.22 Product Warranty. Substantially all of the products licensed, manufactured, sold, leased, and delivered by Nexcom have conformed in all material respects with all applicable con tractual commitments and all express warranties, and Nexcom has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $25,000.

            5.23 Product Liability. Section 5.23 of the Nexcom Disclosure Schedule contains a description of all product liability claims and similar claims, actions, litigation and other proceedings relating to Nexcom products that are presently pending or which, to the knowledge of Nexcom, are threatened, or which have been asserted or commenced against Nexcom within the last five (5) years, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (whether or not covered by insurance).

            5.24 Employees. No executive, key employee, or significant group of employees has advised any executive officer of Nexcom that he, she or they plan to terminate employment with Nexcom during the next 12 months. Nexcom is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To Nexcom's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Nexcom.

            5.25  Employee Benefits.

                  (a) Section 5.25(a) of the Nexcom Disclosure Schedule lists each Employee Benefit Plan that Nexcom maintains or to which Nexcom contributes or is obligated to contribute.

                        (i) Each such Employee Benefit Plan (and each related trust, or fund established by Nexcom) complies in form and in operation in all respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                        (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Code Sec. 4980B have been met in all respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. No event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject Nexcom to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(l).

                        (iii) All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of Nexcom.

                        (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is intended to qualify under Code Sec. 401(a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401(a) and the exemption of any corresponding trust under Code Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of such determination letters have been provided to ISSI and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. Each Employee Pension Benefit Plan has been restated to comply with the 1986 Tax Reform Act and subsequent applicable tax legislation to the extent required by governing tax law. A copy of any determination letters applicable to such restatement which have been received by Nexcom has been provided to ISSI.

                        (v) Neither Nexcom nor any other Person or entity under common control with Nexcom within the meaning of Section 414(b), (c) or
(m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee

Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                        (vi) Nexcom has delivered to ISSI correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication do not prohibit ISSI from amending or terminating any such Employee Benefit Plan.

                  (b) With respect to each Employee Benefit Plan that Nexcom, and/or any controlled group of corporations within the meaning of Code Sec. 1563 (a "CONTROLLED GROUP OF CORPORATIONS") which includes Nexcom, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                        (i) There have been no prohibited transactions within the meaning of ERISA Sec 406 and Code Sec. 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Sec. 3(21) (a "FIDUCIARY"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or invest ment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

                  (c) Except as disclosed in Schedule 5.25(c) of the Nexcom Disclosure Schedule, Nexcom does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or Part 6 of Subtitle B of Title I of ERISA).

                  (d) There is no liability in connection with any Employee Benefit Plan that is not fully disclosed or provided for on the Most Recent Balance Sheet for which disclosure would be required under generally accepted accounting principles.

                  (e) No Employee Benefit Plan or Nexcom has any liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

            5.26 Guaranties. Nexcom is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

            5.27  Environment, Health, and Safety.

                  (a) For purposes of this Agreement, the following terms have the following meanings:

                  "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

                  "EXTREMELY HAZARDOUS SUBSTANCE" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

                  "HAZARDOUS MATERIAL" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

                  (b) Each of Nexcom and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                  (c) To Nexcom's knowledge, Nexcom has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of Nexcom and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                  (d) To Nexcom's knowledge, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of Nexcom and its predecessors and Affiliates.

                  (e) No Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of Nexcom and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

            5.28 Certain Business Relationships With Nexcom. Neither the shareholders of Nexcom nor any director or officer of Nexcom, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Nexcom, or
(b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by Nexcom.

            5.29 No Adverse Developments. There is no development (exclusive of general economic factors affecting business in general) or, to Nexcom's knowledge, threatened development affecting Nexcom (or affecting customers, suppliers, employees, and other Persons which have relationships with Nexcom) that (i) is having or is reasonably likely to have a Material Adverse Effect on Nexcom, or (ii) would prevent ISSI from conducting the business of the Surviving Corporation following the Closing in the manner in which it was conducted by Nexcom prior to the Closing.

            5.30 Full Disclosure. No representation or warranty in this Section 5 or in any document delivered by any Majority Shareholder or Nexcom pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to ISSI pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state any fact necessary to make any statement herein or therein not materially misleading. There is no fact, development or threatened development (excluding general economic factors affecting business in general and developments resulting from

Nexcom's performance of its obligations under this Agreement) which Nexcom has not disclosed to ISSI in writing and which is having or may have a Material Adverse Effect on Nexcom. Nexcom has delivered to ISSI true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Nexcom Disclosure Schedule.

      6. Representations and Warranties of ISSI. ISSI represents and warrants to Nexcom that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the disclosure schedule delivered by ISSI to Nexcom on the date hereof (and initialed by ISSI and Nexcom), a copy of which is attached hereto as Exhibit D (referred to herein as the "ISSI DISCLOSURE SCHEDULE"). The ISSI Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 6.

            6.1 Organization, Qualification, and Corporate Power. ISSI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. ISSI is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. ISSI has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

            6.2 Authorization. ISSI has full power and authority to execute and deliver this Agreement and the Merger Agreement, and to consummate the transactions contemplated hereunder and to perform its obligations hereunder, and no other proceedings on the part of ISSI are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement. This Agreement and the Merger Agreement and the transactions contemplated thereby have been approved by the unanimous vote of ISSI's Board of Directors. This Agreement and the Merger Agreement constitute the valid and legally binding obligations of ISSI, enforceable against ISSI in accordance with their respective terms and conditions. ISSI need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            6.3   Capitalization.

                  (a) As of September 30, 1997, the authorized capital stock of ISSI consisted of (i) 5,000,000 shares of Preferred Stock, $0.0001 par value, none of which are issued or outstanding and (ii) 70,000,000 shares of Common Stock, $0.0001 par value of which 17,898,009 shares were issued and outstanding. All of the outstanding shares of ISSI's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 6.3 or as described in the ISSI SEC Reports (as defined herein), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of ISSI or obligating ISSI to issue or sell any shares of capital stock of, or other equity interests in, ISSI.

                  (b)   The shares of ISSI Common Stock to be issued pursuant to
Section 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof will be validly issued, fully paid and nonassessable.

            6.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ISSI is subject or any provision of its charter or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which ISSI is a party or by which its is bound or to which any of its assets is subject.

            6.5 SEC Filings. ISSI has filed all forms, reports and documents required to be filed with the SEC since December 31, 1996, and has heretofore made available to Nexcom, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended September 30, 1996, (ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, 1996, March 31, 1997 and June 30, 1997, (iii) the proxy statement relating to ISSI's annual meeting of stockholders held on February 4, 1997, and (iv) all other reports filed by ISSI with the SEC since September 30, 1996 (collectively, the "ISSI SEC REPORTS"). The ISSI SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            6.6 Brokers' Fees. Except for the fee payable to Soundview Financial, ISSI does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            6.7 Absence of Certain Changes. Since September 30, 1997 (the "ISSI BALANCE SHEET DATE"), ISSI has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect to ISSI; (ii) any acquisition, sale or transfer of any material asset of ISSI other than in the ordinary course of business; (iii) any change in accounting methods or practices by ISSI; or (iv) any material contract entered into by ISSI, other than as provided to Nexcom, or any termination of any material contract to which ISSI is a party.

      7. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time of the Merger:

            7.1 General. Each of the Parties will use their reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

            7.2 Notices and Consents. Nexcom will give any notices to third parties and will use its reasonable best efforts to obtain any third party consents that are required in connection with the matters identified in Section
5.4 of the Nexcom Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 5.4 of the Nexcom Disclosure Schedule.

            7.3 Operation of Business. Nexcom will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Nexcom will not (i) cause or permit any amendment to its Articles of Incorporation or Bylaws, (ii) issue any capital stock or issue or grant any options, warrants or rights to acquire any capital stock (other than in connection with the exercise of stock options outstanding on the date of this Agreement) or (iii) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (iv) pay any bonuses or increase the amount of compensation otherwise payable to any employee, consultant or director (other than bonuses in the aggregate amount of up to $360,000 which may be paid to Nexcom employees other than the Majority Shareholders) or (v) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.9 above. In addition, Nexcom will comply with all laws, statutes, ordinances, rules, regulations and orders applicable to it or to the conduct of its business, except for violations that would not subject Nexcom to a penalty or loss that would constitute a Material Adverse Effect on Nexcom.

            7.4 Preservation of Business. Nexcom will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

            7.5 Access to Information. Nexcom will permit ISSI and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Nexcom, to the business and operations of Nexcom. Neither such access, inspection and furnishing of information to ISSI and its representatives, nor any investigation by ISSI and its representatives, shall in any way diminish or otherwise effect ISSI's right to rely on any representation or warranty made by Nexcom or the Majority Shareholders hereunder.

            7.6 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 5 or Section 6 above. No disclosure by any Party pursuant to this Section 7.6, however, shall be deemed to amend or supplement the Nexcom Disclosure Schedule or the ISSI Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            7.7 Preparation of the Information Statement. As promptly as practicable after the date hereof, Nexcom will prepare an information statement to be delivered to the shareholders and option holders of Nexcom for purposes of soliciting their consent to the Merger (the "INFORMATION STATEMENT"). The Information Statement shall be in form reasonably satisfactory to ISSI and its counsel.

            7.8 Solicitation of Written Consents. Nexcom will solicit the written consent to the Merger from each of the shareholders and option holders of Nexcom as soon as practicable following the execution of this Agreement, and shall use its best efforts to obtain such consent. The Board of Directors of Nexcom will recommend unanimously in the Information Statement the approval of the Merger by the Nexcom shareholders.

            7.9   Exclusivity. None of the Majority Shareholders nor Nexcom will
(i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets, of Nexcom or its subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Majority Shareholders will transfer or offer to transfer any of their Nexcom Common Stock. None of the Majority Shareholders will vote their Nexcom Common Stock in favor of any such acquisition structured as a merger, consolidation, or share exchange.

      8. Post-Closing Covenants. With respect to the period following the Effective Time of the Merger:

            8.1 General. In case at any time after the Effective Time of the Merger any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

            8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time of the Merger involving Nexcom or (B) arising out of ISSI's operation of the business of the Surviving Corporation following the Effective Time of the Merger in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the party, its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

            8.3 Transition. None of the Majority Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Nexcom from maintaining the same business relationships with the Surviving Corporation after the Effective Time of the Merger as it maintained with Nexcom prior to the Effective Time of the Merger.

            8.4 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential, except to the extent that such information is or becomes publicly known or available or is independently acquired or developed. In this regard, Nexcom and its employees (including the Majority Shareholders) and agents acknowledge that ISSI's Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, Nexcom its employees and agents, and the Majority Shareholders acknowledge and agree not to engage in any transactions in ISSI's Common Stock in violation of applicable insider trading laws.

            8.5 Nexcom Employees. All employees of Nexcom that are employees of the Surviving Corporation following the Closing will be subject to ISSI's standard employment terms and practices and will be eligible to participate in all standard ISSI benefit plans based upon seniority determined by their respective dates of hire by Nexcom.

            8.6   Restrictions on Sales of ISSI Common Stock.

                  (a) Each Majority Shareholder agrees that, without the prior written consent of ISSI, he will not, for a period of one hundred eighty (180) days subsequent to the Closing Date (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of ISSI Common Stock or any securities convertible into or exercisable or exchangeable for ISSI Common Stock or (ii) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the ISSI Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ISSI Common Stock or such other securities, in cash or otherwise; provided, however, that such restrictions shall not apply to an aggregate of up to 100,000 shares of ISSI Common Stock to be sold or otherwise disposed of within any period of sixty (60) consecutive trading days, provided that no more than 20,000 shares of ISSI Common Stock may be sold or disposed of on any one (1) trading day.

                  (b) Each Majority Shareholder also agrees, if requested by ISSI, not to sell or otherwise transfer or dispose of any ISSI Common Stock (or other securities) of ISSI held by the Majority Shareholder during a period of time determined by ISSI and its underwriters (not to exceed ninety (90) days) following the effective date of a registration statement of ISSI filed under the Securities Act. Such agreement shall be in writing in a form satisfactory to ISSI and such underwriter. The provisions of this Section 8.6(b) shall terminate as to any Majority Shareholder at such time as the Majority Shareholder beneficially owns less than 100,000 shares (as adjusted for stock splits and like events) of ISSI Common Stock.

                  (c) Each Majority Shareholder further agrees and consents to the entry of stop-transfer instructions with ISSI's transfer agent against the transfer of shares of ISSI Common Stock held by the undersigned except in compliance with this Section 8.6.

      9.    Conditions to Obligations to Close.

            9.1 Conditions to ISSI's Obligation to Close. The obligations of ISSI to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                  (b) Nexcom and the Majority Shareholders shall have performed and complied with all of their respective covenants hereunder in all respects through the Closing;

                  (c) Nexcom shall have procured all of the third party consents specified in Section 7.2 above (other than any consents under the agreements between Nexcom and OKI listed on the Nexcom Disclosure Schedule);

                  (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of ISSI to control Nexcom following the Effective Time of the Merger, or (D) affect materially and adversely the right of Nexcom to own its assets (including without limitation its intellectual property assets) and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused any of the effects under clause (A), (B), (C), or (D) of this Section 9.1(d) to occur.

                  (e) the President and the Secretary of Nexcom shall have delivered to ISSI a certificate to the effect that each of the conditions specified above in Section 9.1(a) to 9.1(d) (inclusive) is satisfied in all respects;

                  (f) the Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in
Section 5.4 above or disclosed in a corresponding section in the Nexcom Disclosure Schedule.

                  (g) each of the Majority Shareholders shall have executed and delivered a Non Competition Agreement in the form attached hereto as Exhibit E, and each such agreement shall be in full force and effect;

                  (h) ISSI shall have received from counsel to Nexcom an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to ISSI, and dated as of the Closing Date;

                  (i) ISSI and Nexcom shall have received substantially identical written opinions of Wilson Sonsini Goodrich & Rosati, P.C., and Cooley Godward LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon representations of ISSI and Nexcom and certain shareholders of Nexcom.

                  (j) this Agreement and the Merger shall have been approved by the vote of the holders of at least 90% of the outstanding Common Stock of Nexcom, and the holders of no more than 5% of the outstanding Common Stock of Nexcom shall have exercised or be eligible to exercise any dissenters' rights with respect to the Merger;

                  (k) the Nexcom shareholders as a group and ISSI shall have entered into sufficient Continuity of Interest Certificates to permit the rendering of the opinions as to tax matters described in Section 9.2(i) above;

                  (l) Nexcom shall have terminated the employment of each of Anthony Nassar, Marty Zimmerman, Donna Shelton and John Santillan, all severance and other payments to such persons shall have been made and each of such individuals shall have executed a general release of all claims against Nexcom and its successors reasonably satisfactory to ISSI;

                  (m) All of the outstanding options to purchase an aggregate of 2,385,375 shares of the Common Stock of Nexcom held by the optionees and in the amounts set forth in Section 5.3 of the Nexcom Disclosure Schedule shall have been exercised in full or terminated.

                  (n) no fewer than ten (10) of the employees of Nexcom listed on Exhibit G hereto shall have accepted employment with ISSI; and

                  (o) Nexcom and ISSI shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit B and such agreement shall be in full force and effect.

            ISSI may waive any condition (in whole or in part) specified in this
Section 9.1 if it executes a writing so stating at or prior to the Closing.

            9.2 Conditions to Nexcom's Obligation. The obligation of Nexcom to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

                  (b) ISSI shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

                  (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

                  (d) the Chief Financial Officer or other duly authorized officer of ISSI shall have delivered to Nexcom a certificate to the effect that each of the conditions specified above in Section 9.2(a) to 9.2(c) (inclusive) is satisfied in all respects;

                  (e) Nexcom shall have received from counsel to ISSI an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to Nexcom, and dated as of the Closing Date;

                  (f) ISSI and Nexcom shall have received substantially identical written opinions of Wilson Sonsini Goodrich & Rosati, P.C., and Cooley Godward LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon representations of ISSI and Nexcom and certain shareholders of Nexcom.

                  (g) Nexcom and ISSI shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit B and such agreement shall be in full force and effect;

                  (h) ISSI shall have adopted an Employee Bonus Plan in the form attached hereto as Exhibit I and such plan shall be in full force and effect; and

                  (i) ISSI shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit J and such agreement shall be in full force and effect.

            Nexcom may waive any condition (in whole or in part) specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

      10.   Survival of Representations, Warranties and Covenants; Escrow.

            10.1 Survival of Representations and Warranties. All covenants of Nexcom and the Majority Shareholders to be performed prior to the Effective Time, and all representations and warranties of Nexcom in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time; provided that all such covenants, representations and warranties shall survive for a period of eighteen
(18) months from the Effective Time with respect to any Losses (as defined herein) arising out of any claim asserted by any shareholder of Nexcom. Following the Effective Time, the remedies of ISSI for breach of any of the foregoing shall be as set forth in Section 10.2. All representations and warranties of ISSI in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time.

            10.2  Escrow Arrangements.

                  (a) Escrow Fund. As soon as practicable after the Effective Time, shares of ISSI Common Stock which comprise the Escrow Amount, without any act of any Nexcom shareholder, will be deposited with an escrow agent selected by ISSI (which shall be reasonably acceptable to Nexcom) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at a cost and expense to be borne by ISSI. The portion of the Escrow Amount contributed on behalf of each holder of Nexcom Common Stock shall be in proportion to the aggregate Merger Consideration which such holder would otherwise be entitled under Section 3.1. The Escrow Agent shall not be responsible for confirming that the shares contributed to the Escrow Fund comprise the Escrow Amount or that the portion contributed on behalf of each holder of Nexcom Common Stock is in the proper proportion, which determination shall be made by ISSI. The Escrow Fund shall be available to compensate ISSI and its Affiliates for any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding to the extent of the amount of such actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses or fees (collectively "LOSSES") that ISSI or any of its Affiliates has incurred by reason of the breach by Nexcom or the Majority Shareholders of any representation, warranty, covenant or agreement of Nexcom or either of the Majority Shareholders contained herein, or by reason of any misrepresentation by Nexcom or either of the Majority Shareholders made herein; ISSI, Nexcom and the Majority Shareholders each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration. Resort to the Escrow Fund shall be the exclusive contractual remedy of ISSI and its Affiliates against Nexcom or any of its directors, officers, representatives, agents or shareholders or either of the Majority Shareholders for any such breaches and misrepresentations if the Merger does close; provided, however, that nothing herein shall limit any remedy for fraud. In addition, notwithstanding the foregoing and except for amounts recoverable pursuant to Section 3.2, ISSI may not receive any Escrow Amounts from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed $100,000, have been delivered to the Escrow Agent as provided in paragraph (e). In such case ISSI may recover from the Escrow Fund the total of its Losses including the first $100,000, provided that ISSI shall use its reasonable efforts to mitigate its Losses hereunder.

                  (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing for eighteen (18) months (the "ESCROW PERIOD"). At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from Escrow to the appropriate persons who, prior to the Merger, were shareholders of Nexcom, in an amount equal to the initial Escrow Fund less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to ISSI and its Affiliates pursuant to this Section 10 and (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgment of ISSI, subject to the objection of the Agent (as defined below) and the subsequent arbitration of the matter in the manner provided in
Section 10.2(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of ISSI and Agent (as defined below) or the written decision of the arbitrators as described in Section 10.2(f)), the Escrow Agent shall deliver to the appropriate persons who, prior to the Merger, were shareholders of Nexcom the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the shareholders of Nexcom pursuant to this Section 10.2(b) and 10.2(d)(iii) shall be made in proportion to their respective original contributions to the Escrow Fund, as calculated by the Agent (as defined below).

                  (c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of ISSI and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                  (d)   Distributions; Voting; Claims Upon Escrow Fund.

                        (i) Any shares of ISSI Common Stock or other equity securities issued or distributed by ISSI (including shares issued upon a stock split) ("NEW SHARES") in respect of ISSI Common Stock in the Escrow Fund which have not been released from the Escrow Fund, shall be added to the Escrow Fund and become a part thereof. Any cash dividends paid on ISSI Common Stock in the Escrow Fund, shall be paid to the persons who, prior to the Merger, were shareholders in accordance with their respective contributions to the Escrow Fund. New Shares and cash dividends issued in respect of ISSI Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

                        (ii) Each person who, prior to the Merger was a shareholder of Nexcom shall have voting rights with respect to the shares of ISSI Common Stock contributed to the Escrow Fund on behalf of such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of ISSI Common Stock) so long as such shares of ISSI Common Stock or other voting securities are held in the Escrow Fund.

                        (iii) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of ISSI (an "OFFICER'S CERTIFICATE"): (A) stating that ISSI has incurred and paid or properly accrued Losses, or reasonably anticipates that it may have to pay or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and (C) indicating the number of shares of ISSI Common Stock to be disbursed to ISSI out of the Escrow Fund, the Escrow Agent shall, subject to the provisions of Section 10.2(e) hereof, deliver to ISSI out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses.

                        (iv) For the purposes of determining the number of shares of ISSI Common Stock to be disbursed to ISSI out of the Escrow Fund, the shares of ISSI Common Stock shall be valued at the Fair Market Value of such shares. For purposes hereof, the "FAIR MARKET VALUE" of the ISSI Common Stock shall be determined by using the average closing price of the ISSI Common Stock as reported in the Wall Street Journal, for the ten (10) consecutive trading days ending five (5) days prior to the date that the shares of ISSI Common Stock are disbursed to ISSI out of the Escrow Fund.

                  (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Agent (as defined in Section 10.2(g)), and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to ISSI of any Escrow Amount specified in such Officer's Certificate unless the Escrow Agent shall have received written authorization from the Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer's Certificate and Section 10.2(d) hereof, provided that no such payment or delivery may be made if the Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                  (f)   Resolution of Conflicts; Arbitration.

                        (i) In case the Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Agent and ISSI shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Agent and ISSI should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

                        (ii) If no such agreement can be reached after good faith negotiation, either ISSI or the Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. ISSI and the Agent shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrators shall, within ten (10) business days after the last day of any hearings on any motion, issue a definitive ruling on such motion. The arbitrators shall also, within twenty (20) business days from the last day of any hearings regarding the imposition of sanctions or the issuance of any awards, issue a definitive ruling on the imposition of any such sanctions or the issuance of any such award in such arbitration. The arbitrators shall also establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. In the event that the Escrow Agent has not received evidence of resolution under either Section 10.2(f)(i) or this Section 10.2(f)(ii), Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

                        (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. Each party to any arbitration pursuant to this Section 10.2(f) shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by ISSI, on the one hand and the Majority Shareholders, on the other. Neither the expenses that the Agent incurs in the course of any arbitration pursuant to this Section 10.2(f) nor the Agent's portion of the fees of the arbitrators or the administrative fees for the American Arbitration Association shall be deducted from any amounts held in the Escrow Fund.

                  (g)   Agent of the Shareholders; Power of Attorney.

                        (i) In the event that the Merger is approved by the shareholders of Nexcom, effective upon such vote, and without further act of any shareholder, Nagesh Challa is appointed as agent and attorney-in-fact (together, the "AGENT") for each shareholder of Nexcom on whose behalf shares were deposited into escrow, for and on behalf of shareholders of Nexcom, to give and receive notices and communications, to authorize delivery to ISSI of shares from the Escrow

Fund in satisfaction of claims by ISSI, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing. Such agency may be changed by the shareholders of Nexcom from time to time upon not less than thirty (30) days' prior written notice to ISSI and Escrow Agent; provided that the Agent may not be removed unless holders of a two-thirds interest of the Escrow Amount in the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Agent, and the Agent shall not receive compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the shareholders of Nexcom.

                        (ii) The Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The shareholders of Nexcom on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent.

                  (h) Actions of the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent and ISSI may rely upon any such decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each every such shareholder of Nexcom. The Escrow Agent and ISSI are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent.

                  (i) Third-Party Claims. In the event ISSI becomes aware of a third-party claim which ISSI believes may result in a demand against the Escrow Fund, ISSI shall notify the Agent of such claim, and the Agent and the shareholders of Nexcom who have monies in the escrow shall be entitled, at their expense, to participate in any defense of such claim. ISSI shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Agent has consented to any such settlement, the Agent shall have no power or authority to object under any provision of this
Section 10 to the amount of any claim by ISSI against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

                  (j)   Escrow Agent's Duties.

                        (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement, the Escrow Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of ISSI and the Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                        (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                        (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                        (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                        (v) The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days' prior written notice to each of ISSI and the Agent, such resignation to be effective thirty
(30) days following the date such notice is given. In addition, ISSI and Agent may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than $100,000,000, shall be appointed by ISSI with the approval of Agent, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to ISSI and the Agent a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

                        (vi) The parties hereto, and their respective shareholders, successors and assigns hereby agree that, to the extent that the matters addressed in the Escrow Agreement, including with respect to the liability of the Escrow Agent and indemnification of the Escrow Agent are not otherwise addressed herein, such Escrow Agreement shall be deemed to be incorporated by reference herein.

            10.3 Exclusivity of Remedy. ISSI's sole recourse following the Closing for any breach by Nexcom or the Majority Shareholders of any representation, warranty, agreement or covenant contained herein shall be to proceed against the shares of ISSI Common Stock held in escrow pursuant to the terms of the Escrow Agreement.

      11.   Termination.

            11.1 Termination of the Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (a) ISSI and Nexcom may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

                  (b) ISSI may terminate this Agreement by giving written notice to Nexcom and the Majority Shareholders at any time prior to the Closing
(A) in the event either of Nexcom or the Majority Shareholders has materially breached any representation, warranty, or covenant contained in this Agreement and ISSI has notified Nexcom and the Majority Shareholders of the breach or (B) if the Closing shall not have occurred on or before December 15, 1997, by reason of the failure of any condition precedent under Section 9.1 hereof (unless the failure results primarily from ISSI itself breaching any representation, warranty, or covenants contained in this Agreement); and

                  (c) Nexcom may terminate this Agreement by giving written notice to ISSI at any time prior to the Closing (A) in the event ISSI has materially breached any representation, warranty, or covenant contained in this Agreement and Nexcom has notified ISSI of the breach, or (B) if the Closing shall not have occurred on or before December 15, 1997, by reason of the failure of any condition precedent under Section 9.2 hereof (unless the failure results primarily from Nexcom or either of the Majority Shareholders breaching any representation, warranty, or covenants contained in this Agreement).

            11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 8.4 above shall survive termination.

      12.   Miscellaneous.

            12.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of ISSI and Nexcom; provided, however, that ISSI may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case ISSI will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

            12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the shareholders of Nexcom and their respective successors and permitted assigns.

            12.3 Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that ISSI may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

            12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            12.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            12.7 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

      If to ISSI:

            Integrated Silicon Solution, Inc.
            2231 Lawson Lane
            Santa Clara, CA  95054
            Attention:  Jimmy S. M. Lee, President

      Copy to:

            Wilson Sonsini Goodrich & Rosati
            Professional Corporation
            650 Page Mill Road
            Palo Alto, California  94304-1050
            Attention: Jeffrey D. Saper, Esq.

      If to Nexcom or the Majority Shareholders:

            Nexcom Technology, Inc.
            532 Mercury Drive
            Sunnyvale, CA  94086
            Attention: Nagesh Challa

      Copy to:

            Cooley Godward LLP
            2595 Canyon Boulevard, Suite 250
            Boulder, CO 80302
            Attention: Michael L. Platt, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other parties pursuant to the provisions above.

            12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

            12.9 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The Parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Courts of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

            12.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by ISSI, Nexcom and the Majority Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

            12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            12.12 Expenses. Each of ISSI, Nexcom and the Majority Shareholders will bear its or their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the $500,000 cash portion of the Merger Consideration shall be reduced by the amount of (i) any brokers', finders' or advisory fees payable on behalf of Nexcom in connection with the Agreement and the transactions contemplated hereby, and (ii) any legal or accounting fees undertaken on behalf of Nexcom in connection with the Agreement and the transactions contemplated hereby in excess of $76,600. The parties agree that ISSI shall be responsible for the fees payable to Soundview Financial.

            12.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            12.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            12.15 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


                                       NEXCOM TECHNOLOGY


      Company:                         By: /s/ NAGESH CHALLA
                                           -------------------------------------
                                           Nagesh Challa, President




      ISSI:                            INTEGRATED SILICON SOLUTION, INC.


                                       By: /s/ JIMMY S.M. LEE
                                           -------------------------------------
                                           Jimmy S. M. Lee,
                                           Chief Executive Officer


      Majority Shareholders:           /s/ NAGESH CHALLA
                                       -----------------------------------------
                                       Nagesh Challa


                                       /s/ MICHAEL GANNAGE
                                       -----------------------------------------
                                       Michael Gannage





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